Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of PLAYSTUDIOS, Inc. (f/k/a Acies Acquisition Corp.) on Amendment No. 1 to Form S-1, File No. 333-258018 of our report dated March 25, 2021, except for the effects of the restatements discussed in Note 2, 2A, 7 and 9 as to which the date is May 10, 2021, which includes an explanatory paragraph as to Acies Acquisition Corp’s (now known as PLAYSTUDIOS, Inc.) ability to continue as a going concern, with respect to our audit of the financial statements of Acies Acquisition Corp. (now known as PLAYSTUDIOS, Inc.) as of December 31, 2020 and for the period from August 14, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on June 23, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

July 28, 2021